Exhibit 99.4

No. ____
ENDOLOGIX, INC.
NON-PLAN RESTRICTED STOCK UNIT AWARD AGREEMENT

Name of Grantee:
Total Number of Stock Units Granted:
Grant Date:

Endologix, Inc. (the “Company”) has on the Grant Date specified above (the “Grant Date”) granted to (“Grantee”) an award (the “Award”) to receive that number of restricted stock units (the “Restricted Stock Units”) indicated above. Each Restricted Stock Unit represents the right to receive one share of the Company’s Common Stock (the “Common Stock”), subject to certain restrictions and on the terms and conditions contained in this Agreement. Any capitalized terms used but not defined herein shall have the meanings set forth in the Company’s 2015 Stock Incentive Plan (the “Plan”), a copy of which has been provided to Grantee; provided, that the Award has not been granted under, and shall not be subject to, the Plan. The Restricted Stock Units are being given to Grantee in order to provide an incentive for Grantee to provide services to the Company and to exert added effort towards its growth and success, and Grantee shall not be required to pay any purchase price or other consideration upon conversion of any Restricted Stock Units into shares of the Common Stock.
1.Definitions. As used herein, the following definitions shall apply:
(a)    “Board” means the Board of Directors of the Company.
(b)    “Cause” means, with respect to Grantee’s Continuous Service, the termination by the Company of such Continuous Service for any of the following reasons: (i) the commission of any act of fraud, embezzlement or dishonesty by Grantee which materially and adversely affects the business of the Company, the acquiring or successor entity (or parent or any subsidiary thereof); (ii) any unauthorized use or disclosure by Grantee of confidential information or trade secrets of the Company, the acquiring or successor entity (or parent or any subsidiary thereof); (iii) the continued refusal or omission by Grantee to perform any material duties required of him or her if such duties are consistent with duties customary for the position held with the Company, the acquiring or successor entity (or parent or any subsidiary thereof); (iv) any material act or omission by Grantee involving malfeasance or gross negligence in the performance of Grantee’s duties to, or material deviation from any of the policies or directives of, the Company or the acquiring or successor entity (or parent or any subsidiary thereof); (iv) conduct on the part of Grantee which constitutes the breach of any statutory or common law duty of loyalty to the Company, the acquiring or successor entity (or parent or any subsidiary thereof); or (v) any illegal act by Grantee which materially and adversely affects the business of the Company, the acquiring or successor entity (or parent or any subsidiary thereof), or any felony committed by Grantee, as evidenced by conviction thereof. The provisions of this Section shall not limit the grounds for the dismissal or discharge of Grantee or any other individual in the service of the Company, the

Exhibit 99.4

acquiring or successor entity (or parent or any subsidiary thereof). Subject to Section 5 below, in the event that Grantee is a party to an employment agreement or other similar agreement with the Company or any Affiliated Company that defines a termination on account of “Cause” (or a term having a similar meaning), such definition shall apply as the definition of a termination on account of “Cause” for purposes hereof, but only to the extent that such definition provides Grantee with greater rights.
(c)    “Change in Control” means the occurrence of any of the following:
(i)    The acquisition, directly or indirectly, in one transaction or a series of related transactions, by any person or group (within the meaning of Section 13(d)(3) of the Exchange Act) of the beneficial ownership of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of all outstanding securities of the Company;
(ii)    A merger or consolidation in which the Company is not the surviving entity, except for a transaction in which the holders of the outstanding voting securities of the Company immediately prior to such merger or consolidation hold as a result of holding Company securities prior to such transaction, in the aggregate, securities possessing more than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the surviving entity (or the parent of the surviving entity) immediately after such merger or consolidation;
(iii)    A reverse merger in which the Company is the surviving entity but in which the holders of the outstanding voting securities of the Company immediately prior to such merger hold, in the aggregate, securities possessing less than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the Company or of the acquiring entity immediately after such merger;
(iv)    The sale, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company, except for a transaction in which the holders of the outstanding voting securities of the Company immediately prior to such transaction(s) receive as a distribution with respect to securities of the Company, in the aggregate, securities possessing more than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the acquiring entity immediately after such transaction(s); or
(v)    The approval by the stockholders of a plan or proposal for the liquidation or dissolution of the Company.
(d)    “Code” means the Internal Revenue Code of 1986, as amended from time to time, and applicable Treasury Regulations and administrative guidance promulgated thereunder.
(e)    “Continuous Service” means (i) employment by either the Company or any parent or subsidiary corporation of the Company, or by any successor entity following a Change in Control, which is uninterrupted except for paid vacations or sick days in accordance with Company policy, as applicable, or (ii) service as a member of the Board of Directors of the Company until Grantee resigns, is removed from office, or Grantee’s term of office expires and he or she is not reelected. Grantee’s Continuous Service shall not terminate merely because of a change in the capacity in which Grantee renders service to the Company or a corporation or subsidiary corporation described in clause (i) above. For example, a change in Grantee’s status from an employee to a Non-Employee Director will not constitute an interruption of Grantee’s Continuous Service, provided there is no interruption in

Exhibit 99.4

Grantee’s performance of such services. Notwithstanding the foregoing, for any employee of a subsidiary of the Company located outside the United States, such employee’s Continuous Service shall be deemed terminated upon the commencement of such employee’s “garden leave period,” “notice period,” or other similar period where such employee is being compensated by such subsidiary but not actively providing service to such subsidiary.
(f)    “Established Securities Market” means either: (i) a securities exchange registered with the Securities and Exchange Commission under Section 6 of the Exchange Act; (ii) a foreign national securities exchange officially recognized, sanctioned or supervised by governmental authority; or (iii) an OTC Market.
(g)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(h)    “Fair Market Value” on any given date means the value of a share of Common Stock, determined as follows:
(i)    If the Common Stock is then readily tradable on an Established Securities Market, the Fair Market Value shall be determined by the Board through the application of a valuation method permitted under Treasury Regulation Section 1.409A-1(b)(5)(iv)(A); and
(ii)    If the Common Stock is not then readily tradable on an Established Securities Market, the Fair Market Value shall be determined by the Board in good faith through the reasonable application of a reasonable valuation method in accordance with Treasury Regulation Section 1.409A-1(b)(5)(iv)(B), which determination shall be conclusive and binding on all interested parties.
(i)    “Good Reason” shall mean a termination of employment by Grantee within thirty (30) days following the occurrence of any one or more of the following events without Grantee’s written consent: (i) a change in Grantee’s position with the Company, the acquiring or successor entity (or parent or any subsidiary thereof) which materially reduces Grantee’s duties and responsibilities or the level of management to which Grantee reports; (ii) a reduction in Grantee’s level of compensation (including base salary, fringe benefits and target bonus under any performance based bonus or incentive programs) by more than ten percent (10%); or (iii) a relocation of Grantee’s principal place of employment by more than thirty (30) miles, provided and only if such change, reduction or relocation is effected without Grantee’s written consent. Subject to Section 5 below, in the event that Grantee is a party to an employment agreement or other similar agreement with the Company or any Affiliated Company that defines a termination on account of “Good Reason” (or a term having a similar meaning), such definition shall apply as the definition of “Good Reason” for purposes hereof, but only to the extent that such definition provides Grantee with greater rights. A termination by Good Reason shall be communicated by written notice to the Company, and shall be deemed to occur on the date such notice is delivered to the Company, unless the circumstances giving rise to the termination by Good Reason are cured within five (5) days of such notice.
(j)    “Involuntary Termination” shall mean the termination of Grantee’s Continuous Service by reason of:
(i)    Grantee’s involuntary dismissal or discharge by the Company, or by the acquiring or successor entity (or parent or any subsidiary thereof employing Grantee) for reasons other than Cause; or

Exhibit 99.4

(ii)    Termination of employment by Grantee for Good Reason.
Subject to Section 5 below, in the event that Grantee is a party to an employment agreement or other similar agreement with the Company that defines “Involuntary Termination” (or a term having a similar meaning), such definition shall apply as the definition of “Involuntary Termination” for purposes hereof, but only to the extent that such definition provides Grantee with greater rights.
(k)    “OTC Market” means an over-the-counter market reflected by the existence of an interdealer quotation system.
(l)    “Sales” means the net amount billed or invoiced by Company (gross sales net of discounts, returns and allowances) for the sale of a Company product to independent third parties including without limitation customers, end-users, licensees, dealers or distributors of the Company.
(m)     “Treasury Regulations” shall mean the regulations of the United States Treasury Department promulgated under the Code.
2.    Rights of Grantee with Respect to the Restricted Stock Units.
(a)    No Stockholder Rights. Grantee shall have no rights as a stockholder of the Company until shares of Common Stock are actually issued to and held of record by Grantee. The rights of Grantee with respect to the Restricted Stock Units shall remain forfeitable at all times prior to the date on which such rights become vested, and the restrictions with respect to the Restricted Stock Units lapse, in accordance with Section 3 below.
(b)    Additional Restricted Stock Units. As long as Grantee holds Restricted Stock Units granted pursuant to this Award, the Company shall credit to Grantee, on each date that the Company pays a cash dividend to holders of Common Stock generally, an additional number of Restricted Stock Units (“Additional Restricted Stock Units”) equal to the total number of whole Restricted Stock Units and Additional Restricted Stock Units previously credited to Grantee under this Award multiplied by the dollar amount of the cash dividend paid per share of Common Stock by the Company on such date, divided by the Fair Market Value of a share of Common Stock on such date. Any fractional Restricted Stock Unit resulting from such calculation shall be included in the Additional Restricted Stock Units. A report showing the number of Additional Restricted Stock Units so credited shall be sent to Grantee periodically, as determined by the Company. The Additional Restricted Stock Units so credited shall be subject to the same terms and conditions as the Restricted Stock Units to which such Additional Restricted Stock Units relate and the Additional Restricted Stock Units shall be forfeited in the event that the Restricted Stock Units with respect to which such Additional Restricted Stock Units were credited are forfeited.
(c)    Conversion of Restricted Stock Units; Issuance of Common Stock. No shares of Common Stock shall be issued to Grantee prior to the date on which the Restricted Stock Units vest, and the restrictions with respect to the Restricted Stock Units lapse, in accordance with Section 3 below. Neither this Section 2(c) nor any action taken pursuant to or in accordance with this Section 2(c) shall be construed to create a trust of any kind. As soon as practical after any Restricted Stock Units vest pursuant to Section 3 below, the Company shall promptly cause to be issued an equivalent number of shares of Common Stock, registered in Grantee’s name in payment of such vested whole Restricted Stock Units and any Additional Restricted Stock Units. Such payment shall be subject to the tax

Exhibit 99.4

withholding provisions of Section 8, and shall be in complete satisfaction of such vested Restricted Stock Units. The value of any fractional Restricted Stock Unit shall be paid in cash at the time certificates are delivered to Grantee in payment of the Restricted Stock Units and any Additional Restricted Stock Units.
3.    Vesting. Subject to Section 4 below, the Restricted Stock Units granted hereunder shall vest in accordance with the following schedule (the “Vesting Schedule”):
[Vesting Schedule to be provided]
4.    Vesting Upon Change in Control. In the event of a Change in Control of the Company, the Restricted Stock Units shall accelerate automatically and vest in full (notwithstanding the provisions of Section 3 above) effective as of immediately prior to the consummation of the Change in Control. The Administrator in its discretion may provide, in connection with the Change in Control, for the purchase or exchange of the Restricted Stock Units for an amount of cash or other property having a value equal to the value of the cash or other property that Grantee would have received pursuant to the Change in Control had the Restricted Stock Units been fully vested immediately prior to the Change in Control. The Company shall cause written notice of the Change in Control transaction to be given to Grantee not less than fifteen (15) calendar days prior to the anticipated effective date of the proposed transaction.
5.    Effect of Termination of Continuous Service. If, prior to vesting of the Restricted Stock Units pursuant to Section 3 or 4, Grantee ceases to provide Continuous Service for any reason (whether voluntary or involuntary), then Grantee’s rights to any unvested Restricted Stock Units shall be immediately and irrevocably forfeited, including the right to receive any Additional Restricted Stock Units.
6.    Restriction on Transfer. The Restricted Stock Units and any rights under this Award may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by Grantee, and any such purported sale, assignment, transfer, pledge, hypothecation or other disposition shall be void and unenforceable against the Company.
7.    Adjustments to Restricted Stock Units. In the event that the outstanding shares of Common Stock of the Company are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of a recapitalization, stock split, combination of shares, reclassification, stock dividend, or other change in the capital structure of the Company, then Grantee shall be entitled to new or additional or different shares of stock or securities, in order to preserve, as nearly as practical, but not to increase, the benefits of Grantee under the Award. Such new, additional or different shares shall be deemed “Common Stock” for purposes of this Award and subject to all of the terms and conditions hereof. Notwithstanding anything in this Award to the contrary (a) any adjustments made pursuant to this Section 7 to Restricted Stock Units that are considered “deferred compensation” within the meaning of Section 409A of the of the Code shall be made in compliance with the requirements of Section 409A of the Code; (b) any adjustments made pursuant to this Section 7 to Restricted Stock Units that are not considered “deferred compensation” subject to Section 409A of the Code shall be made in such a manner as to ensure that after such adjustment the Restricted Stock Units either (i) continue not to be subject to Section 409A of the Code or (ii) comply with the requirements of Section 409A of the Code; and (c) in any event, the Company shall not have the authority to make any adjustments pursuant to this Section 7 to the extent the existence of such

Exhibit 99.4

authority would cause Restricted Stock Units that are not intended to be subject to Section 409A of the Code at the time of grant to be subject thereto.
8.    Income Tax Matters.
(a)    In order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are the sole and absolute responsibility of Grantee, are withheld or collected from Grantee.
(b)    Upon the vesting of any Restricted Stock Units, Grantee shall deliver to the Company a check or cash in the amount reasonably requested by the Company to satisfy the Company’s withholding obligations under federal, state or other applicable tax laws with respect to the taxable income, if any, recognized by Grantee in connection with the vesting of such Restricted Stock Units (unless the Company and Grantee shall have made other arrangements for deductions or withholding from Grantee’s wages, bonus or other compensation payable to Grantee, or, if permitted by the Administrator in its discretion, by the withholding of a sufficient number of shares of Common Stock in connection with the vesting of such Restricted Stock Units at the Fair Market Value of the Common Stock (determined as of the date of measurement of the amount of income subject to such withholding) or the delivery of a number shares of the Common Stock owned by Grantee, provided such arrangements satisfy the requirements of applicable tax laws).
(c)    The Restricted Stock Unit Award evidenced by this Agreement, and the issuance of shares of Common Stock to Grantee in settlement of vested Units, is intended to be taxed under the provisions of Section 83 of the Code, and is not intended to provide and does not provide for the deferral of compensation within the meaning of Section 409A(d) of the Code. Therefore, the Company intends to report as includible in Grantee’s gross income for any taxable year an amount equal to the Fair Market Value of the shares of Common Stock covered by the Restricted Stock Units that vest (if any) during such taxable year, determined as of the date such units vest. In furtherance of this intended tax treatment, all vested Units shall be automatically settled and payment to Grantee shall be made as provided in Section 2(c) hereof, but in no event later than March 15th of the year following the calendar year in which such units vest. Grantee shall have no power to affect the timing of such settlement or payment. The Company reserves the right to amend this Agreement, without Grantee’s consent, to the extent it reasonably determines from time to time that such amendment is necessary in order to achieve the purposes of this Section.
9.    Compliance with Laws. The Award and the offer, issuance and delivery of securities under this Agreement are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities laws) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Grantee will, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. The Company will cause such action to be taken, and such filings to be made, so that the grant hereunder shall comply with the rules of the Nasdaq Stock Market or the principal stock exchange on which shares of the Company’s Common Stock are then listed for trading.

Exhibit 99.4

10.    No Agreement to Employ. Nothing in this Agreement shall affect any right with respect to continuance of employment by the Company. The right of the Company to terminate at will Grantee’s employment at any time (whether by dismissal, discharge or otherwise), with or without cause, is specifically reserved, subject to any other written employment agreement to which the Company and Grantee may be a party.
11.    Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersede all prior or contemporaneous written or oral agreements and understandings of the parties, either express or implied.
12.    Assignment. Grantee shall have no right, without the prior written consent of the Company, to (i) sell, assign, mortgage, pledge or otherwise transfer any interest or right created hereby, or (ii) delegate his or her duties or obligations under this Agreement. This Agreement is made solely for the benefit of the parties hereto, and no other person, partnership, association or corporation shall acquire or have any right under or by virtue of this Agreement.
13.    Severability. Should any provision or portion of this Agreement be held to be unenforceable or invalid for any reason, the remaining provisions and portions of this Agreement shall be unaffected by such holding.
14.    Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and effective (i) when delivered by hand, (ii) when otherwise delivered against receipt therefor, or (iii) three (3) business days after being mailed if sent by registered or certified mail, postage prepaid, return receipt requested. Any notice shall be addressed to the parties as follows or at such other address as a party may designate by notice given to the other party in the manner set forth herein:
(a)    if to the Company:
Endologix, Inc.
2 Musick
Irvine, California 92618
Attention: Chief Executive Officer
(b)    if to Grantee, at the address shown on the signature page of this Agreement or at his most recent address as shown in the employment or stock records of the Company.
15.    Applicable Law. This Agreement shall be construed in accordance with the laws of the State of California without reference to choice of law principles, as to all matters, including, but not limited to, matters of validity, construction, effect or performance.
16.    Number and Gender. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.
17.    Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

Exhibit 99.4

18.    Modifications. This Agreement may not be amended, modified or changed (in whole or in part), except by a written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto. Notwithstanding the foregoing, amendments made pursuant to Section 8(c) hereof may be effectuated solely by the Company.
19.    Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
20.    Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one agreement and any party hereto may execute this Agreement by signing any such counterpart. This Agreement shall be binding upon Grantee and the Company at such time as the Agreement, in counterpart or otherwise, is executed by Grantee and the Company.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Restricted Stock Unit Award Agreement as of the date first above written.

THE COMPANY: ENDOLOGIX, INC. By: Name: Title:	GRANTEE:
Address: